Exhibit 99.1
FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Third Quarter 2025 Results

RUTHERFORD, NJ, October 29, 2025 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $1.9 million, or $0.10 per diluted common share, for the three months ended September 30, 2025, compared to net loss of $2.0 million, or $0.10 per diluted common share, for the three months ended June 30, 2025, and a net loss of $4.0 million, or $0.19 per diluted common share, for the three months ended September 30, 2024.
James D. Nesci, President and Chief Executive Officer, commented, “During the third quarter, we experienced expansion in our net interest margin due to improvements in both yield on assets and cost of funds. Our strategy of focusing on obtaining the full banking relationship, coupled with diversifying our loan portfolio with an emphasis on asset classes that provide higher yields and better risk-adjusted returns, will position us well for continued balance sheet and interest income growth.”
Mr. Nesci further noted, “We remain committed to enhancing shareholder value. This quarter, tangible book value exceeded $15 per share. As our profitability slowly continues to improve, we expect market valuation to follow.”
Highlights for the third quarter of 2025:
•Loans increased $41.9 million to $1.71 billion compared to the linked quarter.
•Deposits increased $77.1 million to $1.49 billion compared to the linked quarter. Core deposits increased by $18.6 million compared to the linked quarter.
•Net interest margin increased six basis points to 2.34% compared to the linked quarter.
•Interest income for the quarter was $24.1 million, an increase of $693 thousand, or 3.0%, compared to the linked quarter.
•Interest expense for the quarter was $11.9 million, an increase of $142 thousand compared to the linked quarter.
•Provision for credit losses of $589 thousand was primarily due to the increase in the provision for loans.
•Book value per share and tangible book value per share were $15.14, respectively. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•837,388 shares were repurchased during the quarter at a weighted average share price of $9.09 per share. 500,000 of the shares repurchased were part of a private transaction executed at a slight discount to the market prices at the time.
Loans
During the first nine months of 2025, loans increased by $131.4 million. The Company continues to focus on diversifying its lending portfolio. During the first nine months of 2025, we purchased unsecured consumer loans with credit reserves, which is cash collateral held at the Bank. Management has determined the collateral to be sufficient to cover any expected losses in the loan pools. These loans have helped improve yields while having lower exposure to credit loss. As a result of the purchases, the consumer loan portfolio increased by $114.5 million during the first nine months of 2025. In addition, the commercial real estate portfolio increased by $57.4 million, of which $46.3 million was in owner-occupied properties, and the commercial and industrial portfolio increased $8.0 million. The construction and multifamily portfolios decreased by $25.0 million and $23.8 million, respectively, during the nine months ended September 30, 2025.

The details of the loan portfolio are below:

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In thousands)
Residential	$514,263	$519,370	$512,793	$518,243	$516,754
Multifamily	647,269	633,849	645,399	671,116	666,304
Commercial real estate	317,079	293,179	288,151	259,633	241,711
Construction	60,543	97,207	92,813	85,546	80,081
Junior liens	29,694	27,996	26,902	25,422	24,174
Commercial and industrial	24,315	17,729	18,079	16,311	14,228
Consumer and other	121,752	83,706	41,518	7,211	7,731
Total loans	1,714,915	1,673,036	1,625,655	1,583,482	1,550,983
Less: Allowance for credit losses	13,834	13,304	13,152	12,965	13,012
Loans receivable, net	$1,701,081	$1,659,732	$1,612,503	$1,570,517	$1,537,971
Deposits
At September 30, 2025, deposits totaled $1.49 billion, an increase of $150.1 million, or 11.17%, from December 31, 2024. This change was driven by increases of $87.5 million in NOW and demand accounts and $81.9 million in time deposits, partially offset by a decrease in savings accounts of $18.3 million. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. Despite strong competition for deposits in the northern New Jersey market, during the nine months ended September 30, 2025, we were able to increase core customer deposits by $68.2 million, or 10.7%, with commercial deposits increasing $36.1 million during the year-to-date period. In addition, brokered deposits increased $120.0 million during the nine months ended September 30, 2025, as higher cost customer time deposits matured and were supplemented with brokered deposits. Uninsured deposits to third-party customers totaled approximately 13% of total deposits as of September 30, 2025.
The details of deposits are below:

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In thousands)
Non-interest bearing deposits	$24,951	$25,161	$25,222	$26,001	$22,254
NOW and demand accounts	457,072	431,485	398,332	369,554	357,503
Savings	222,137	228,897	236,779	240,426	237,651
Core deposits	704,160	685,543	660,333	635,981	617,408
Time deposits	789,220	730,778	726,908	707,339	701,262
Total deposits	$1,493,380	$1,416,321	$1,387,241	$1,343,320	$1,318,670
Financial Performance Overview:
Third quarter of 2025 compared to the second quarter of 2025
Net interest income compared to the second quarter of 2025:
•Net interest income was $12.2 million for the third quarter of 2025 compared to $11.6 million for the second quarter of 2025 as interest income increased $693 thousand, partially offset by an increase in interest expense of $142 thousand.
•Net interest margin increased by six basis points to 2.34%.
•The yield on average interest-earning assets increased nine basis points to 4.67%, while the cost of average interest-bearing liabilities decreased four basis points to 2.72%.
•Average interest-earning assets increased by $21.1 million and average interest-bearing liabilities increased by $23.0 million.

Non-interest expense compared to the second quarter of 2025:
•Non-interest expense increased $347 thousand primarily driven by increases of $206 thousand and $198 thousand in compensation and benefits and professional services, respectively. Compensation and benefits increased primarily due to increased compensation cost and an additional day of expense during the third quarter.
Income tax expense compared to the second quarter of 2025:
•The Company did not record a tax benefit for the losses incurred during the third quarter of 2025 or the second quarter of 2025 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2025, the valuation allowance on deferred tax assets was $25.3 million.
Third quarter of 2025 compared to the third quarter of 2024
Net interest income compared to the third quarter of 2024:
•Net interest income was $12.2 million for the third quarter of 2025 compared to $9.1 million for the same period in 2024. The increase was largely due to increases in interest earned on loans and lower interest costs on time deposits.
•Net interest margin increased by 52 basis points to 2.34%.
•The yield on average interest-earning assets increased 35 basis points to 4.67% and the cost of average interest-bearing liabilities decreased by 31 basis points.
•Average interest-earning assets and average interest-bearing liabilities increased by $84.2 million and $105.3 million, respectively. Average loans drove the growth in interest-earning assets, with an increase of $135.1 million. Average interest-bearing deposits increased by $128.3 million, while average borrowings decreased by $23.0 million.
Non-interest expense compared to the third quarter of 2024:
•Non-interest expense was $13.9 million and $13.3 million for the third quarter of 2025 and 2024, respectively, an increase of $619 thousand. Compensation and benefits expense increased by $720 thousand primarily due to increases in variable compensation accruals. Professional services, data processing and advertising expenses increased by $71 thousand, $61 thousand and $50 thousand, respectively.
Income tax expense compared to the third quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the third quarters of 2025 or 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2025, the valuation allowance on deferred tax assets was $25.3 million.
Nine Months Ended September 30, 2025 compared to the nine months ended September 30, 2024
Net interest income compared to the nine months ended September 30, 2024:
•Net interest income was $34.6 million, an increase of $6.5 million.
•Net interest margin increased 36 basis points to 2.26%.
•The yield on average interest-earning assets increased 29 basis points to 4.59% while the cost of average interest-bearing liabilities decreased 14 basis points to 2.79%.
•Average loans increased by $92.9 million and average interest-bearing deposits increased by $110.3 million.
•Average borrowings decreased by $14.5 million.
Non-interest income compared to the nine months ended September 30, 2024:
•Non-interest income decreased $159 thousand primarily due to the absence of gains on the sale of loans and REO property during the first nine months of 2024.

Non-interest expense compared to the nine months ended September 30, 2024:
•Non-interest expense was $41.1 million, an increase of $1.3 million.
•Compensation and benefits expense increased by $1.2 million, primarily driven by increases in variable compensation accruals. Additionally, data processing expense, advertising, and professional services increased by $294 thousand, $133 thousand and $103 thousand, respectively.
Income tax expense compared to the nine months ended September 30, 2024:
•The Company did not record a tax benefit for the losses incurred during the nine months ended September 30, 2025 or 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2025, the valuation allowance on deferred tax assets was $25.3 million.
Balance Sheet Summary:
September 30, 2025 compared to December 31, 2024
Cash and cash equivalents:
•Cash and cash equivalents increased $1.6 million to $44.1 million.
Securities available-for-sale:
•Securities available-for-sale decreased $23.1 million to $273.9 million due to maturities, calls and pay downs, partially offset by purchases and a decrease in the unrealized loss position of $8.6 million.
Securities held-to-maturity
•Securities held-to-maturity decreased $6.0 million due to pay downs in the portfolio.
Total loans:
•Total loans held for investment increased $131.4 million to $1.71 billion.
•Consumer, commercial real estate and commercial and industrial loans increased $114.5 million, $57.4 million, and $8.0 million, respectively. Partially offsetting these increases was a decrease in construction loans and multifamily loans of $25.0 million and $23.8 million, respectively.
•During the nine months ended September 30, 2025, the Company purchased consumer and residential loans totaling $123.8 million and $35.3 million, respectively.
Deposits:
•Deposits totaled $1.49 billion at September 30, 2025, increasing $150.1 million from $1.34 billion at December 31, 2024. This increase was driven by a $87.5 million increase in NOW and demand accounts and a $81.9 million increase in certificates of deposits, partially offset by a decrease of $18.3 million in savings accounts.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) increased $68.2 million and represented 57.8% of total deposits, excluding brokered deposits, at September 30, 2025, compared to 53.5% at December 31, 2024.
•Brokered deposits totaled $275.0 million and $155.0 million at September 30, 2025 and December 31, 2024, respectively. The increase in brokered deposits offset the reduction in retail time deposits and helped fund loan growth.
•Uninsured and uncollateralized deposits to third-party customers were $194.1 million, or 13% of total deposits, at the end of the third quarter.
Borrowings:
•At September 30, 2025, FHLB borrowings totaled $301.0 million, a decrease of $38.5 million from December 31, 2024.
•As of September 30, 2025, the Company had $283.8 million of additional borrowing capacity at the FHLB, $109.4 million in secured lines at the Federal Reserve Bank and $30.0 million of other unsecured lines of credit.

Capital:
•Shareholders’ equity was $314.4 million at September 30, 2025, a decrease of $17.8 million from December 31, 2024. The decrease was primarily driven by the repurchase of shares, including shares netted for income tax withholding on vested equity awards, at a cost of $16.3 million. Additionally, the year-to-date loss, partially offset by favorable changes in accumulated other comprehensive income, contributed to the decrease in shareholders’ equity.
•Tangible equity to tangible assets was 14.58% and tangible common equity per share outstanding was $15.14. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•The allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.81% as of September 30, 2025.
•The Company recorded a provision for credit losses of $589 thousand for the third quarter of 2025, primarily driven by deterioration in the economic variable forecasts. For the third quarter of 2025, the provision for the ACL on loans, off-balance-sheet commitments and held-to-maturity securities was $555 thousand, $24 thousand and $10 thousand, respectively. The provision for credit losses for the nine months ended September 30, 2025 was $1.3 million. The provision for the ACL on loans, off-balance-sheet commitments and held-to-maturity securities totaled $905 thousand, $346 thousand and $2 thousand, respectively.
•Non-performing loans totaled $11.4 million, or 0.66% of total loans compared to $5.1 million, or 0.33% of total loans at December 31, 2024. The increase in non-performing loans was primarily driven by one commercial credit for $5.3 million that has previously been disclosed as a special mention asset. Legal proceedings have commenced and we are seeking the appointment of a rent receiver. At this time, we do not believe any principal is at risk.
•Net charge-offs for the three and nine months ended September 30, 2025 were $25 thousand and $36 thousand, respectively.
•The ratio of allowance for credit losses on loans to non-performing loans was 121.49% at September 30, 2025 compared to 254.02% at December 31, 2024, as a result of the increase in non-performing loans as noted above.
About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call covering Blue Foundry’s third quarter of 2025 earnings announcement will be held today, Wednesday, October 29, 2025 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) and use access code 211381. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected, including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the impact of the federal government shutdown; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$44,086	$41,877	$46,220	$42,502
Securities available-for-sale, at fair value	273,941	284,239	286,620	297,028
Securities held to maturity	27,050	29,062	32,038	33,076
Other investments	16,309	18,112	17,605	17,791
Loans, net	1,701,081	1,659,732	1,612,503	1,570,517
Interest and dividends receivable	9,237	8,817	8,746	8,014
Premises and equipment, net	27,523	28,187	28,805	29,486
Right-of-use assets	21,422	22,101	22,778	23,470
Bank owned life insurance	22,888	22,761	22,638	22,519
Other assets	12,255	12,616	14,253	16,280
Total assets	$2,155,792	$2,127,504	$2,092,206	$2,060,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,493,380	$1,416,321	$1,387,241	$1,343,320
Advances from the Federal Home Loan Bank	301,000	343,000	334,000	339,500
Advances by borrowers for taxes and insurance	9,980	10,079	9,743	9,356
Lease liabilities	23,147	23,820	24,490	25,168
Other liabilities	13,888	12,984	10,069	11,141
Total liabilities	1,841,395	1,806,204	1,765,543	1,728,485
Shareholders’ equity	314,397	321,300	326,663	332,198
Total liabilities and shareholders’ equity	$2,155,792	$2,127,504	$2,092,206	$2,060,683

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended			Nine months ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(Dollars in thousands)
Interest income:
Loans	$20,608	$19,763	$17,646	$59,263	$52,408
Taxable investment income	3,488	3,639	3,850	10,912	11,150
Non-taxable investment income	35	36	36	107	108
Total interest income	24,131	23,438	21,532	70,282	63,666
Interest expense:
Deposits	9,277	8,968	9,712	27,271	27,257
Borrowed funds	2,663	2,830	2,733	8,436	8,332
Total interest expense	11,940	11,798	12,445	35,707	35,589
Net interest income	12,191	11,640	9,087	34,575	28,077
Provision for (release of) credit losses	589	463	248	1,253	(1,049)
Net interest income after provision for (release of) credit losses	11,602	11,177	8,839	33,322	29,126
Non-interest income:
Fees and service charges	276	289	272	808	897
Gain on sale of loans	—	—	—	—	36
Other income	140	116	115	407	441
Total non-interest income	416	405	387	1,215	1,374
Non-interest expense:
Compensation and employee benefits	8,026	7,820	7,306	23,684	22,490
Occupancy and equipment	2,162	2,209	2,230	6,674	6,684
Data processing	1,473	1,468	1,412	4,428	4,134
Advertising	137	140	87	344	211
Professional services	884	686	813	2,269	2,166
Federal deposit insurance	239	231	236	693	629
Other	965	985	1,183	2,962	3,410
Total non-interest expense	13,886	13,539	13,267	41,054	39,724
Loss before income tax expense	(1,868)	(1,957)	(4,041)	(6,517)	(9,224)
Income tax expense	—	—	—	—	—
Net loss	$(1,868)	$(1,957)	$(4,041)	$(6,517)	$(9,224)
Basic loss per share	$(0.10)	$(0.10)	$(0.19)	$(0.33)	$(0.43)
Diluted loss per share	$(0.10)	$(0.10)	$(0.19)	$(0.33)	$(0.43)
Weighted average shares outstanding
Basic	19,431,456	19,843,710	21,263,482	19,889,497	21,695,895
Diluted (1)	19,431,456	19,843,710	21,263,482	19,889,497	21,695,895
(1)     The assumed vesting of outstanding restricted stock units had an anti-dilutive effect on diluted earnings per share due to the Company’s net loss for the 2025 and 2024 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands)
Performance Ratios (%):
Loss on average assets	(0.35)	(0.37)	(0.53)	(0.52)	(0.79)
Loss on average equity	(2.31)	(2.42)	(3.29)	(3.17)	(4.68)
Interest rate spread (1)	1.95	1.82	1.62	1.40	1.29
Net interest margin (2)	2.34	2.28	2.16	1.89	1.82
Efficiency ratio (3) (4)	110.15	112.40	122.36	130.20	140.04
Average interest-earning assets to average interest-bearing liabilities	118.86	119.22	120.01	120.84	121.37
Tangible equity to tangible assets (4)	14.58	15.10	15.61	16.11	16.50
Book value per share (5)	$15.14	$14.88	$14.82	$14.75	$14.76
Tangible book value per share (4)(5)	$15.14	$14.87	$14.81	$14.74	$14.74

Asset Quality:
Non-performing loans	$11,387	$6,281	$5,723	$5,104	$5,146
Real estate owned, net	—	—	—	—	—
Non-performing assets	$11,387	$6,281	$5,723	$5,104	$5,146
Allowance for credit losses to total loans (%)	0.81	0.80	0.81	0.83	0.84
Allowance for credit losses to non-performing loans (%)	121.49	211.81	229.81	254.02	252.86
Non-performing loans to total loans (%)	0.66	0.38	0.35	0.33	0.33
Non-performing assets to total assets (%)	0.53	0.30	0.27	0.25	0.25
Net charge-offs to average outstanding loans during the period (%)	0.01	—	—	—	—
(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) September 30, 2025 per share metrics computed using 20,761,225 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,684,075	$20,608	4.89%	$1,647,763	$19,763	4.80%	$1,548,962	$17,646	4.53%
Mortgage-backed securities	179,954	1,241	2.76%	184,572	1,274	2.76%	181,596	1,186	2.60%
Other investment securities	146,726	1,557	4.24%	153,985	1,638	4.26%	173,008	1,527	3.51%
FHLB stock	16,640	331	7.97%	17,490	349	7.98%	17,666	406	9.15%
Cash and cash equivalents	39,505	394	3.99%	41,998	414	3.95%	61,507	767	4.96%
Total interest-earning assets	2,066,900	24,131	4.67%	2,045,808	23,438	4.58%	1,982,739	21,532	4.32%
Non-interest earning assets	61,565			61,060			61,787
Total assets	$2,128,465			$2,106,868			$2,044,526
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$662,312	2,504	1.50%	$642,063	2,244	1.40%	$598,048	1,925	1.28%
Time deposits	752,613	6,773	3.57%	731,003	6,724	3.69%	688,570	7,787	4.50%
Interest-bearing deposits	1,414,925	9,277	2.60%	1,373,066	8,968	2.62%	1,286,618	9,712	3.00%
FHLB advances	324,043	2,663	3.29%	342,945	2,830	3.30%	347,076	2,733	3.13%
Total interest-bearing liabilities	1,738,968	11,940	2.72%	1,716,011	11,798	2.76%	1,633,694	12,445	3.03%
Non-interest bearing deposits	25,559			24,885			23,421
Non-interest bearing other	43,513			41,824			43,713
Total liabilities	1,808,040			1,782,720			1,700,828
Total shareholders' equity	320,425			324,148			343,698
Total liabilities and shareholders' equity	$2,128,465			$2,106,868			$2,044,526
Net interest income		$12,191			$11,640			$9,087
Net interest rate spread (2)			1.95%			1.82%			1.29%
Net interest margin (3)			2.34%			2.28%			1.82%
(1)     Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2)     Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,644,670	$59,263	4.80%	$1,551,734	$52,408	4.50%
Mortgage-backed securities	184,746	3,838	2.77%	169,765	3,022	2.37%
Other investment securities	154,705	4,883	4.21%	177,455	4,867	3.65%
FHLB stock	17,266	1,079	8.33%	18,335	1,345	9.77%
Cash and cash equivalents	41,553	1,219	3.91%	54,810	2,024	4.92%
Total interest-earning assets	2,042,940	70,282	4.59%	1,972,099	63,666	4.30%
Non-interest earning assets	61,381			59,245
Total assets	$2,104,321			$2,031,344
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$641,361	$6,778	1.41%	$608,677	$5,816	1.27%
Time deposits	732,283	20,493	3.74%	654,639	21,441	4.36%
Interest-bearing deposits	1,373,644	27,271	2.65%	1,263,316	27,257	2.87%
FHLB advances	338,042	8,436	3.33%	352,544	8,332	3.15%
Total interest-bearing liabilities	1,711,686	35,707	2.79%	1,615,860	35,589	2.93%
Non-interest bearing deposits	25,286			24,992
Non-interest bearing other	42,015			42,120
Total liabilities	1,778,987			1,682,972
Total shareholders' equity	325,334			348,372
Total liabilities and shareholders' equity	$2,104,321			$2,031,344
Net interest income		$34,575			$28,077
Net interest rate spread (2)			1.80%			1.37%
Net interest margin (3)			2.26%			1.90%
(1)     Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2)     Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$12,191	$11,640	$10,744	$9,473	$9,087
Other income	416	405	394	420	387
Total revenue	12,607	12,045	11,138	9,893	9,474
Operating expenses	13,886	13,539	13,629	12,881	13,267
Pre-provision net loss	$(1,279)	$(1,494)	$(2,491)	$(2,988)	$(3,793)
Efficiency ratio	110.2%	112.4%	122.4%	130.2%	140.0%

Core deposits:
Total deposits	$1,493,380	$1,416,321	$1,387,241	$1,343,320	$1,318,670
Less: time deposits	789,220	730,778	726,908	707,339	701,262
Core deposits	$704,160	$685,543	$660,333	$635,981	$617,408
Core deposits to total deposits	47.2%	48.4%	47.6%	47.3%	46.8%

Total assets	$2,155,792	$2,127,504	$2,092,206	$2,060,683	$2,055,093
Less: intangible assets	79	134	189	244	300
Tangible assets	$2,155,713	$2,127,370	$2,092,017	$2,060,439	$2,054,793

Tangible equity:
Shareholders’ equity	$314,397	$321,300	$326,663	$332,198	$339,299
Less: intangible assets	79	134	189	244	300
Tangible equity	$314,318	$321,166	$326,474	$331,954	$338,999

Tangible equity to tangible assets	14.58%	15.10%	15.61%	16.11%	16.50%

Tangible book value per share:
Tangible equity	$314,318	$321,166	$326,474	$331,954	$338,999
Shares outstanding	20,761,225	21,591,757	22,047,649	22,522,626	22,990,908
Tangible book value per share	$15.14	$14.87	$14.81	$14.74	$14.74